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                                                                    EXHIBIT 3.5

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                                   DSI SYSTEMS

                    -----------------------------------------

                            Under Section 242 of the
                        Delaware General Corporation Law

                    -----------------------------------------

               DSI SYSTEMS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY that:

               FIRST: The Certificate of Incorporation of the Corporation has been amended by changing Article FOURTH thereof to read in full as follows:

                  "FOURTH: The total number of shares of all classes of stock which the Corporation is authorized to issue is six million, five hundred thousand (6,500,000) shares of which five hundred thousand (500,000) shares, having a par value of $.50 per share, are to be classified as Preferred Stock and six million (6,000,000) shares, having a par value of $.01 per share, are to be classified as Common Stock."

                  SECOND: The foregoing amendment was duly approved and adopted by the Board of Directors of the Corporation and duly consented to, approved and adopted by the holders of record of a majority of the outstanding stock of each class of the Corporation entitled to vote thereon, said consent of stockholders having been given in writing in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.





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                  THIRD: Written notice to those stockholders entitled to vote thereon who have not consented in writing to the forgoing amendment to the Certificate of Incorporation of the Corporation has been given in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

                  FOURTH: The capital of the Corporation will not be reduced under or by reason of said amendment.

               IN WITNESS WHEREOF, WE, BENNETT S. LE BOW and VINCENT CATTO, President and Secretary, respectively, of DSI SYSTEMS, INC., have signed this Certificate and caused the corporate seal of the Corporation to be hereunto affixed this 28th day of July, 1971.

                                   -------------------------------
                                   Bennett S. LeBow, President


                                   -------------------------------
                                   Vincent Catto, Secretary




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STATE OF NEW YORK          )
                            ss.:
COUNTY OF NEW YORK         )


                  BE IT REMEMBERED that on this 28th day of July, 1971 personally came before me a Notary Public in and for the County and State aforesaid, BENNETT S. LE BOW and VINCENT CATTO, President and Secretary, respectively, of DSI SYSTEMS, INC., parties to the foregoing Certificate, known to me personally to be such, and duly acknowledged the said certificate to be the act and deed of the Corporation and that the facts therein stated are true.

                  Given under my hand and the seal of office the day and year aforesaid.

                                    -----------------------------
                                            Notary Public